AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of this 1st day of March, 2006, to the Custody Agreement, dated as of July 31st, 2001 (the "Agreement"), is by and between Mosaic Equity Trust, Mosaic Income Trust, Mosaic Government Money Market Trust, and Mosaic Tax-Free Trust (the "Trusts"), business trusts organized under the laws of Massachusetts, and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trusts and the Custodian desire to amend said Agreement; and

WHEREAS, Article XI, Section 7 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule C, the fee schedule of the Agreement, is hereby superseded and replaced with Schedule C, the fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers on one or more counterparts as of the date and year first written above.

ATTEST:

MOSAIC EQUITY TRUST

MOSAIC INCOME TRUST

MOSAIC GOVERNMENT MONEY MARKET TRUST

MOSAIC TAX-FREE TRUST U.S. BANK, N.A.

By: (signature)	By: (signature)
Printed Name: Greg D. Hoppe	Printed Name: Robert J. Kern
Title: CFO/VP	Title: Senior V.P.

Schedule C

to the

Custody Agreement
DOMESTIC CUSTODY SERVICES FEE SCHEDULE - MOSAIC FUNDS EFFECTIVE JANUARY 1, 2006
Annual Fee Based Upon Market Value of Fund Family*

2.00 basis point on the first $50 million

1.00 basis point on the next $25 million

.75 basis point on the balance

Portfolio Transaction Fees

$ 5.00 per disbursement (Fund expenses only)

$ 7.00 per US Bank repurchase agreement transaction

$10.00 per book entry security (depository or Federal Reserve system) and $7.00 non-US Bank repurchase agrmt

$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)

$ 8.00 per principal paydown

$15.00 per option/future contract written, exercised or expired

$100.00 per Cedel/Euroclear transaction

$15.00 per mutual fund trade

$15.00 per Fed Wire

$15.00 per margin variation Fed wire

$ 6.00 per short sale

$150.00 per segregated account per year

$40.00 for each GNMA/Amortized Security Purchase

All portfolio transaction fees noted above, excluding option/future contracts written, exercised or expired, will be waived.

ReportSource - $150 /month – Web reporting

  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
  No charge for the initial conversion free receipt.
  Overdrafts – charged to the account at prime interest rate plus 2.
  Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Earnings Credits

On a monthly basis any earnings credits generated from uninvested custody balances will be applied against any cash management service fees generated. Earnings credits are based on the average yield on the 91 day U.S. Treasury Bill for the preceding thirteen weeks less the 10% reserve.

CCO Support Services - $1,200 per year.

Fees are billed monthly.